UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 16, 2014, SLM Corporation (“Sallie Mae”) announced its financial results for the quarter ended March 31, 2014, which Navient Corporation (“Navient”), at the time a wholly-owned subsidiary of Sallie Mae, furnished in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on April 16, 2014. The Current Report on Form 8-K included a press release furnished as Exhibit 99.1 thereto and incorporated therein. The press release reported that Sallie Mae had reserved $70 million for estimated amounts and costs that were probable of being incurred for expected compliance remediation efforts relating to pending regulatory matters previously disclosed and ongoing with the Department of Justice (“DOJ”) and the Federal Deposit Insurance Corporation (the “FDIC”), which are discussed in more detail below.

On April 30, 2014, the previously announced spin-off (the “Spin-Off”) of Navient from Sallie Mae was completed. The Spin-Off was effected through the distribution by Sallie Mae of all the shares of common stock of Navient (the “Distribution”) to the holders of shares of Sallie Mae’s common stock, on a one-to-one basis, as of the close of business on April 22, 2014, the record date for the Distribution. The Distribution was preceded by an internal reorganization pursuant to which the assets and liabilities associated with the education loan management, servicing and asset recovery business, including Sallie Mae, Inc., the subsidiary responsible for most of the servicing and collections businesses, were transferred to Navient. Sallie Mae, Inc. then changed its name to Navient Solutions, Inc. (“NSI”). As a result of the Distribution, Navient is an independent, publicly traded company.

Pursuant to the Separation and Distribution Agreement among SLM Corporation, New BLC Corporation and Navient, dated April 28, 2014 (the “Separation Agreement”), entered into in connection with the internal reorganization and Spin-Off, all liabilities arising out of the aforementioned regulatory matters, other than fines or penalties directly levied against Sallie Mae Bank, are the responsibility of, or assumed by, Navient or one of its subsidiaries, and Navient has agreed to indemnify and hold harmless Sallie Mae and its subsidiaries, including Sallie Mae Bank, therefrom.

As previously reported, Sallie Mae Bank remains subject to a cease and desist order originally issued in August 2008 by the FDIC and the Utah Division of Financial Institutions. In July 2013, the FDIC first notified Sallie Mae Bank of plans to replace its order with a new formal enforcement action (the “Bank Order”) that more specifically addresses certain cited violations of Section 5 of the Federal Trade Commission Act, including the customer billing disclosures and assessments of certain late fees, as well as alleged violations under the Servicemembers Civil Relief Act (“SCRA”). In November 2013, the FDIC indicated an additional enforcement action would be issued against NSI in its capacity as a servicer of education loans for Sallie Mae Bank and other financial institutions.

Based on our discussions with the FDIC, we believe the FDIC intends to require certain late fee refunds to be made by NSI and Sallie Mae Bank with respect to loans owned or originated by Sallie Mae Bank from November 28, 2005 until the effective date of the agreement. To fulfill this requirement, NSI would fund a $30 million restitution reserve account.

In order to treat all customers in a similar manner, NSI expects to voluntarily make restitution of certain late fees to all other customers whose loans were neither owned nor originated by Sallie Mae Bank on the same basis and in the same manner as that which would be required by the FDIC. These refunds are estimated at $42 million.

With respect to alleged civil violations of the SCRA, NSI and Sallie Mae Bank remain engaged in discussions regarding a comprehensive settlement, remediation and civil settlement plan with the DOJ, in its capacity as the agency having primary authority for enforcement of such matters. The DOJ inquiry covers all loans owned by either Sallie Mae Bank or serviced by NSI from November 28, 2005 until the effective date of the settlement. Based on our settlement discussions with the DOJ, NSI would be required to fund a $60 million settlement fund, which would represent the total amount of compensation due to service members under the DOJ agreement.

Previous regulatory requirements and guidance from the Department of Education regarding compliance with the SCRA statute provide that customers must provide both a copy of the military orders calling a person to active duty and a written request to receive the 6 percent interest rate cap available for active duty service members. The terms of the potential settlement with the DOJ, which remain subject to approval by the Department of Education, would provide new guidance on what a service member must do to receive the SCRA benefit and would apply this new approach retroactively to November 2005. The proposed settlement would assess a penalty for past non-compliance with this new approach. This new approach would reduce the documentation required, thereby easing the burden on service members.

        Due to the relative significance of Navient to Sallie Mae, among other factors, for financial reporting purposes Navient is the “accounting successor” to Sallie Mae, notwithstanding the legal form of the Spin-Off, and the historical financial statements and operating results of Sallie Mae prior to the Spin-Off have become the historical financial statements of Navient. Consequently, based upon the progression of settlement discussions with the regulators discussed above, Navient and Sallie Mae have determined that it is appropriate to increase the reserve for estimated amounts and costs for regulatory matters by an additional $103 million, effective as of March 31, 2014. As a result, Navient is releasing updated first-quarter 2014 earnings information (the last consolidated quarter of operations of Sallie Mae prior to Navient’s separation on April 30, 2014) reflecting the increased reserve. A copy of the updated earnings release is available on Navient’s website at https://www.navient.com/about/investors/webcasts/ and is attached as Exhibit 99.1 hereto.

In addition, Sallie Mae and Navient each intend to shortly file their Quarterly Reports on Form 10-Q for the quarterly period ending March 31, 2014. The Quarterly Reports on Form 10-Q will include the additional $103 million reserve in the first-quarter of 2014. As a result of this additional reserve, Sallie Mae’s previously announced first-quarter GAAP and “Core Earnings” earnings per diluted share declined by $0.15. For a full discussion and reconciliation of first-quarter 2014 GAAP and “Core Earnings” earnings per share, please see Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1*	Earnings Release, dated May 9, 2014.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

Date: May 9, 2014	By:	/s/ JOHN F. REMONDI
John F. Remondi
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Earnings Release, dated May 9, 2014.

*	Furnished herewith.